Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated October 22, 2025 (which contains an explanatory paragraph regarding Idea Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Idea Acquisition Corp. as of September 30, 2025 and for the period from September 18, 2025 (inception) through September 30, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/WithumSmith+Brown, PC

New York, New York
October 22, 2025